Exhibit 10.3

AMENDED AND RESTATED LOAN AGREEMENT

This AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is entered into at Boston, Massachusetts, as of March 15, 2012, between Cybex International, Inc., a New York corporation, with its chief executive office located at 10 Trotter Drive, Medway, Massachusetts 02053 (the “Borrower”) and RBS Citizens, N.A., successor by merger with Citizens Bank of Massachusetts, a national banking association, with an address of 28 State Street, Boston, Massachusetts 02109 (the “Bank”).

THIS AGREEMENT SUPERSEDES, AMENDS, AND RESTATES IN ITS ENTIRETY THAT CERTAIN LOAN AGREEMENT DATED AS OF OCTOBER 17, 2006 BY AND BETWEEN THE BORROWER AND THE BANK.

FOR VALUE RECEIVED, and in consideration of the granting by the Bank of financial accommodations to or for the benefit of the Borrower, including without limitation respecting the Obligations (as hereinafter defined), the Borrower represents to and agrees with the Bank as follows:

1. THE LOANS

1.1 Term Loans. Subject to the terms and conditions of this Agreement, the Bank hereby agrees to make the following loans to the Borrower (collectively, the “Loans”): (i) a loan to Borrower in the original principal amount of $10,573,333.52; and (ii) a loan to the Borrower in the original principal amount of $8,122,000.00. The Loans shall be evidenced by the following promissory notes (collectively, the “Notes”): (i) that certain Amended and Restated Commercial Promissory Note of even date herewith made by Borrower in favor of the Bank in the original principal amount of $10,573,333.52; and (ii) that certain Term Note of even date herewith made by the Borrower in favor of the Bank in the original principal amount of $8,122,000.00. This Agreement, the Notes, all agreements, documents and instruments related to Bank Product Obligations and all Hedging Contracts (each as hereinafter defined), and any and all other documents, amendments or renewals executed and delivered in connection with any of the foregoing, if any, are collectively hereinafter referred to as the “Loan Documents”. For the avoidance of doubt, each Loan Document or other agreement or instrument referred to herein or in any other Loan Document means such agreement or instrument as amended, modified and supplemented from time to time.

1.2 Interest. Interest respecting the Loans will be charged to Borrower on the principal amount from time to time outstanding at the applicable interest rates specified in the Notes, and Borrower agrees to pay such interest, as well as all other amounts coming due under the Loan Documents, in accordance with the terms of this Agreement, the Notes and the other Loan Documents.

1.3 Repayment. The Loans shall be payable to Bank as provided in the Notes and in any event on or before the respective maturity dates of the Notes. Any payment or other amounts received by the Bank on account of any Obligations, whether before or after the respective maturity dates of the Notes, whether as scheduled or as accelerated in accordance with the terms of the Loan Documents or applicable law, shall be applied in such order of priority as the Bank may elect.

2. GRANT OF SECURITY INTEREST

2.1 Grant of Security Interest. The Borrower hereby grants to the Bank (for its own account and as agent on behalf of each Bank Affiliate to the extent an Obligation is owed to such Bank Affiliate at any time) a security interest in, a lien on and pledge and assignment of the Collateral. The security interest granted by this Agreement is given to and shall be held by the Bank as security for the payment and performance of all Obligations, including, without limitation, all amounts outstanding pursuant to the Loan Documents.

2.2 Definitions. The following definitions shall apply:

(a)	“Bank Affiliate” shall mean any “Affiliate” of the Bank and “Affiliate” shall mean with respect to any person, (a) any person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such person, or (b) any person who is a director or officer (i) of such person, (ii) of any subsidiary of such person, or (iii) any person described in clause (a) above. For purposes of this definition, control of a person shall mean the power, direct or indirect, (x) to vote 5% or more of the capital stock having ordinary voting power for the election of directors (or comparable equivalent) of such person, or (y) to direct or cause the direction of the management and policies of such person whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

(b)	“Bank Product Obligation” shall mean each obligation and liability of Borrower, absolute or contingent, due or to become due, now existing or hereafter arising or contracted, under each agreement to which Borrower and Bank and/or any Bank Affiliate are parties, relating to any of the following products, services or facilities extended by Bank or any Bank Affiliate to Borrower: (i) cash management services; (ii) swaps, caps, floors, collars, options, forwards, cross rights or obligations, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, index, credit or equity risks or similar products, including, without limitation, all products, services and facilities under each Hedging Contract in effect from time to time (including, without limitation, all regularly occurring payment obligations thereunder and all amounts due upon termination thereof), (iii) letters of credit; (iv) commercial credit card and merchant card services; and (v) other banking products and services as may be requested by Borrower from time to time from Bank or any Bank Affiliate.

(c)	“Code” shall mean the Massachusetts Uniform Commercial Code, as amended from time to time or, in connection with any lien as to which the laws of another jurisdiction govern perfection or enforcement thereof, the Uniform Commercial Code of that jurisdiction.

(d)	“Collateral” shall mean all of the Borrower’s present and future right, title and interest in and to any and all of the personal property of the Borrower whether such property is now existing or hereafter created, acquired or arising and wherever located from time to time, including without limitation:

(i)	accounts;

(ii)	chattel paper;

(iii)	goods;

(iv)	inventory;

(v)	equipment;

(vi)	fixtures;

(vii)	farm products;

(viii)	instruments;

(ix)	investment property;

(x)	documents;

(xi)	commercial tort claims;

(xii)	deposit accounts;

(xiii)	letter-of-credit rights;

(xiv)	general intangibles;

(xv)	supporting obligations; and

(xvi)	records of, accession to and proceeds and products of the foregoing.

(e)	“Debtors” shall mean the Borrower’s customers who are obligated to the Borrower.

(f)	“Hedging Contract” shall mean each agreement to which Borrower and Bank and/or any Bank Affiliate are parties relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, index, credit or equity risk.

(g)	“Obligation(s)” shall mean, without limitation, all loans, advances, indebtedness, notes, liabilities, Bank Product Obligations and amounts, liquidated or un-liquidated, owing by the Borrower to the Bank or any Bank Affiliate at any time, of each and every kind, nature and description, whether arising under this Agreement or any of the other Loan Documents or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by the Borrower to the Bank or any Bank Affiliate, or are due indirectly by the Borrower to the Bank or any Bank Affiliate as endorser, guarantor or other surety, or as borrower of obligations due third persons which have been endorsed or assigned to the Bank or any Bank Affiliate, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding from time to time under the Loan Documents. Said term shall also include all interest and other charges chargeable to the Borrower or due from the Borrower to the Bank or any Bank Affiliate from time to time and all costs and expenses referred to in this Agreement or any of the other Loan Documents.

(h)	“Person” or “party” shall mean individuals, partnerships, corporations, limited liability companies and all other entities.

All words and terms used in this Agreement other than those specifically defined herein shall have the meanings accorded to them, if any, in the Code.

2.3 Ordinary Course of Business. Subject to the Bank’s rights and remedies hereunder and as provided by law or in equity, the parties agree that (a) the Borrower will hold, process, sell, use or consume in the manufacture or processing of finished goods, or otherwise dispose of inventory for fair consideration, all in the ordinary course of the Borrower’s business, but not, without limitation, by way, directly or indirectly, of sales to creditors or in bulk or sales or other dispositions occurring under circumstances which would or could create any lien or interest adverse to the Bank’s security interest in the inventory or other right hereunder in the proceeds resulting therefrom, and (b) the Borrower may receive from the Debtors all amounts due as proceeds of the Collateral at the Borrower’s own cost and expense, and also liability, if any; provided, however, that the Bank may at any time, without cause or notice, during the continuance of an Event of Default, terminate all or any part of the Borrower’s rights described in the preceding sentence or elsewhere in this Agreement in respect of the Collateral, and, without limitation, notify Debtors to make all payments due as proceeds of the Collateral to the Bank. Until Bank shall otherwise notify Borrower, all proceeds of and collections of Collateral shall be retained by Borrower and used solely for the ordinary and usual operation of Borrower’s business. From and after notice by Bank to Borrower, during the continuance of an Event of Default, all proceeds of and collections of the Collateral shall be held in trust by Borrower for Bank and shall not be commingled with Borrower’s other funds or deposited in any account of Borrower at any bank other than the Bank, and Borrower agrees to deliver to Bank on the dates of receipt thereof by Borrower, duly endorsed to Bank or to bearer, or assigned to Bank, as may be appropriate, all proceeds of the Collateral in the identical form received by Borrower.

2.4 Allowances. Absent an Event of Default the Borrower may grant such allowances or other adjustments to Debtors (exclusive of extending the time for payment of any item which shall not be done without first obtaining the Bank’s written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, including, without limiting the generality of the foregoing, accepting the return of all or any part of the inventory (subject to the provisions set forth in this Agreement with reference to returned inventory).

2.5 Records. The Borrower shall deliver to the Bank from time to time promptly at the Bank’s request all invoices, original documents of title, contracts, chattel paper, instruments and any other writings relating thereto, and other evidence of performance of contracts, or evidence of shipment or delivery of the merchandise or of the rendering of services; and the Borrower will deliver to the Bank promptly at the Bank’s request from time to time additional copies of any or all of such papers or writings, and such other information with respect to any of the Collateral and such schedules of inventory, schedules of accounts and such other writings as the Bank may in its sole discretion deem to be necessary or effectual to evidence any Loan hereunder or the Bank’s security interest in the Collateral.

2.6 Legends. The Borrower shall promptly make, stamp or record such entries or legends on the Borrower’s books and records or on any of the Collateral (including, without limitation, chattel paper) as Bank shall request from time to time, to indicate and disclose that Bank has a security interest in such Collateral.

2.7 Inspection. The Bank, or its representatives, at any time and from time to time, shall have the right at the sole cost and expense of Borrower, and the Borrower will permit the Bank and/or its representatives: (a) to examine, check, make copies of or extracts from any of the Borrower’s books, records and files (including, without limitation, orders and original correspondence); (b) to perform field exams or otherwise inspect and examine the Collateral and to check, test or appraise the same as to quality, quantity, value and condition; and (c) to verify the Collateral or any portion or portions thereof or the Borrower’s compliance with the provisions of this Agreement.

2.8 Intentionally Omitted.

2.9 Search Reports. Bank shall receive prior to the date of this Agreement UCC search results under all names used by the Borrower during the prior five (5) years, from each jurisdiction where any Collateral is located, from the State, if any, where the Borrower is organized and registered (as such terms are used in the Code), and the State where the Borrower’s chief executive office is located. The search results shall confirm that the security interest in the Collateral granted Bank hereunder is prior to all other security interests in favor of any other person and the Borrower hereby authorizes the Bank to file UCC financings statements and any other records or writings in each jurisdiction the Bank shall deem necessary or advisable in order to perfect and protect the security interest in the Collateral granted to Bank hereunder.

3. REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Bank as of the date of this Agreement and, as applicable, covenants to the Bank, that:

3.1 Organization and Qualification. Borrower is a duly organized and validly existing corporation under the laws of the State of its incorporation with the exact legal name set forth in the first paragraph of this Agreement. Borrower is in good standing under the laws of said State, has the power to own its property and conduct its business as now conducted and as currently proposed to be conducted, and is duly qualified to do business under the laws of each state where the nature of the business done or property owned requires such qualification.

3.2 Subsidiaries. Borrower has no subsidiaries other than as specifically disclosed to the Bank in writing prior to the date this representation and warranty is deemed made and the Borrower has never consolidated, merged or acquired substantially all of the assets of any other entity or person other than as previously specifically disclosed to the Bank in writing prior to the date this representation and warranty is deemed made.

3.3 Corporate Records. Borrower’s corporate charter, articles or certificate of organization or incorporation and all amendments thereto, as well as Borrower’s bylaws, operating agreement, partnership agreement and all other organizational documents, as applicable, have been duly filed and are in proper order. All outstanding capital stock or other evidence of ownership issued by the Borrower was and is properly issued and all books and records of the Borrower, including but not limited to its minute books, bylaws and books of account, are accurate and up to date and will be so maintained.

3.4 Access to Utilities. All public utility services necessary for the operation of any real property owned by Borrower upon which the Bank holds a mortgage as security for the Obligations are available at the boundaries of such real property including water supply, gas, electric and telephone facilities, and there is no impediment or restriction to connecting any of such facilities to the improvements and no charge required therefor, except as specifically noted in the written materials previously delivered by Borrower to the Bank.

3.5 Title to Properties; Absence of Liens. Borrower has good and clear record and marketable title to all of its properties and assets, and all of its properties and assets including the Collateral are free and clear of all mortgages, liens, pledges, charges, encumbrances and setoffs, other than the security interest therein granted to the Bank and those mortgages, deeds of trust, leases of personal property and security interests previously specifically consented to in writing by the Bank, including those liens referred to on Exhibit 3.5 attached hereto and made a part hereof (collectively, the “Permitted Liens”).

3.6 Compliance. Each real property owned by Borrower upon which the Bank holds a mortgage as security for the Obligations contains no structural defects in the improvements thereto and complies with all applicable laws, ordinances, permits, licenses, approvals, regulations, restrictive covenants, environmental laws and zoning laws, and requirements of any governmental authorities.

3.7 Places of Business. The location of Borrower’s chief executive office is correctly stated in the preamble to this Agreement, and Borrower shall, during the term of this Agreement, keep the Bank currently and accurately informed in writing of each of its other places of business, and shall not change the location of such chief executive office or open or close, move or change any material existing or new place of business without giving the Bank at least thirty (30) days prior written notice thereof.

3.8 Valid Obligations. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action and each represents a legal, valid and binding obligation of Borrower and is fully enforceable according to its terms, except as limited by laws relating to the enforcement of creditors’ rights.

3.9 Conflicts. There is no provision in Borrower’s organizational or charter documents, if any, or in any indenture, contract or agreement to which Borrower is a party which prohibits, limits or restricts the execution, delivery or performance of the Loan Documents and neither the execution, delivery nor performance of the Loan Documents constitute a default, event of default or event of similar import under any indenture, contract or agreement to which Borrower is a party.

3.10 Governmental Approvals. The execution, delivery and performance of the Loan Documents does not require any approval of or filing with any governmental agency or authority.

3.11 Litigation, etc. There are no actions, claims or proceedings pending or to the knowledge of Borrower threatened against Borrower which might materially adversely affect the ability of Borrower to conduct its business or to pay or perform the Obligations or which might adversely affect any material portion of the Collateral or the Bank’s interest therein.

3.12 Accounts and Contract Rights. All accounts arise out of legally enforceable and existing contracts, and represent unconditional and undisputed bona fide indebtedness by a Debtor, and are not and will not be subject to any discount (except such cash or trade discount as may be shown on any invoice, contract or other writing delivered to the Bank). No contract right, account, general intangible or chattel paper is or will be represented by any note or other instrument, and no contract right, account or general intangible is, or will be represented by any conditional or installment sales obligation or other chattel paper, except such instruments or chattel paper as have been or immediately upon receipt by the Borrower will be delivered to the Bank (duly endorsed or assigned), which Borrower hereby covenants to cause to be timely done, and such delivery, in the case of chattel paper, shall include all executed copies except those in the possession of the installment buyer and Borrower shall cause to be delivered to the Bank immediately upon receipt thereof by Borrower all security for and guaranties of any of the Collateral together with such assignments and endorsements thereof as the Bank may request.

3.13 Title to Collateral. At the date hereof the Borrower is (and as to Collateral that the Borrower may acquire after the date hereof, on the date of such acquisition, will be) the lawful owner of the Collateral, and the Collateral and each item thereof is, will be and shall at all times this Agreement remains in effect continue to be free of all restrictions, liens, encumbrances or other rights, title or interests (other than the security interest therein granted to the Bank under the Loan Documents and the interests of each mortgagee, beneficiary, lessee or secured party to the extent, and only to the extent, arising under a mortgage, deed of trust, lease of personal property and security agreement previously consented to in writing in by the Bank pursuant to Section 3.4 above), credits, defenses, recoupments, set-offs or counterclaims whatsoever. The Borrower has and will have full power and authority to grant to the Bank a security interest in the Collateral and, except as previously consented to in writing in by the Bank pursuant to Section 3.4 above, the Borrower has not transferred, assigned, sold, pledged, encumbered, subjected to lien or granted any security interest in, and will not transfer, assign, sell (except sales or other dispositions in the ordinary course of business in respect to inventory as expressly permitted in this Agreement), pledge, encumber, subject to lien or grant any security interest in any of the Collateral (or any of the Borrower’s right, title or interest therein), to any person other than the Bank. The Collateral is and will be valid and genuine in all respects. The Borrower hereby warrants and covenants to defend the Bank’s right to and interest in the Collateral against all claims and demands of all persons whatsoever.

3.14 Location of Collateral. Except for sale, processing, use, consumption or other disposition in the ordinary course of business, the Borrower will keep all inventory and equipment only at locations specified in this Agreement or specified to the Bank in writing. The Borrower shall, during the term of this Agreement, keep the Bank currently and accurately informed in writing of each location where the Borrower’s records relating to its accounts and contract rights, respectively, are kept, and shall not remove such records or any of them to another location without giving the Bank at least thirty (30) days prior written notice thereof.

3.15 Third Parties. The Bank shall not be deemed to have assumed any liability or responsibility to the Borrower or any third person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to the Borrower by the Bank (which shall automatically be deemed to be without recourse to the Bank in any event) or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and the Bank, by accepting such security interest in the Collateral, or by releasing any Collateral to the Borrower, shall not be deemed to have assumed any obligation or liability to any supplier or Debtor or to any other third party, and the Borrower agrees to indemnify and defend the Bank and hold it harmless in respect to any claim or proceeding arising out of any matter referred to in this paragraph.

3.16 Payment of Accounts. Each account or other item of Collateral, other than inventory and equipment, will be paid in full on or before the date shown as its due date in the schedule of Collateral, in the copy of the invoice(s) relating to the account or other Collateral or in contracts relating thereto, subject to the indicated reserve on the Borrower’s financial statements delivered hereunder. Upon any suspension of business, assignment or trust mortgage for the benefit of creditors, dissolution, petition in receivership or under any chapter of the Bankruptcy Code as amended from time to time by or against any Debtor, any Debtor becoming insolvent or unable to pay its debts as they mature or any other act of the same or different nature amounting to a business failure, the Borrower will immediately notify the Bank thereof, if such event would have a material adverse effect upon Borrower.

3.17 Taxes. The Borrower has filed all Federal, state and other tax returns required to be filed (except for such returns for which current and valid extensions have been filed), and all taxes, assessments and other governmental charges due from the Borrower have been fully paid. The Borrower has established on its books reserves adequate for the payment of all Federal, state and other tax liabilities (if any).

3.18 Use of Proceeds. The proceeds of the Loans will not be used for personal, family or household purposes or the purpose of purchasing or carrying margin stock or margin securities within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224. The Collateral is not, and will not be, used or acquired primarily for personal, family or household purposes.

3.19 Environmental. As of the date hereof neither the Borrower nor any of Borrower’s agents, employees or independent contractors (1) have caused or are aware of a release or threat of release of Hazardous Materials (as defined herein) on any of the premises or personal property owned or controlled by Borrower (“Controlled Property”) or any property abutting Controlled Property (“Abutting Property”), which could give rise to liability under any Environmental Law (as defined herein) or any other Federal, state or local law, rule or regulation; (2) have arranged for the transport of or transported any Hazardous Materials in a manner as to violate, or result in potential liabilities under, any Environmental Law; (3) have received any notice, order or demand from the Environmental Protection Agency or any other Federal, state or local agency under any Environmental Law; (4) have incurred any liability under any Environmental Law in connection with the mismanagement, improper disposal or release of Hazardous Materials; or (5) are aware of any inspection or investigation of any Controlled Property or Abutting Property by any Federal, state or local agency for possible violations of any Environmental Law.

To the best of Borrower’s knowledge, neither Borrower, nor any prior owner or tenant of any Controlled Property, committed or omitted any act which caused the release of Hazardous Materials on such Controlled Property which could give rise to a lien thereon by any Federal, state or local government. No notice or statement of claim or lien affecting any Controlled Property has been recorded or filed in any public records by any Federal, state or local government for costs, penalties, fines or other charges as to such property. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the ownership, operation, or use of the Controlled Property, including without limitation, the past or present generation, treatment, storage, disposal or release of any Hazardous Materials into the environment, have been duly obtained or filed.

Borrower agrees to indemnify and hold the Bank and each Bank Affiliate harmless from all Claims (as hereinafter defined) arising from or in any way related to (i) any and all of its violations of any Environmental Law (including those arising from any lien by any Federal, state or local government arising from the presence of Hazardous Materials) or (ii) the presence of Hazardous Materials located on or emanating from any Controlled Property or Abutting Property whether existing or not existing and whether known or unknown at the time of the execution hereof and regardless of whether or not caused by, or within the control of Borrower, including, without limitation, any inspection, investigation, cleanup, environmental engineering or other remedial response efforts. Borrower further agrees to reimburse Bank and each Bank Affiliate upon demand for any costs incurred by Bank in connection with the foregoing. Borrower agrees that its obligations hereunder shall be continuous and shall survive the repayment of all Obligations and other debts to Bank, if any, and shall continue so long as a valid claim may be lawfully asserted against the Bank or any Bank Affiliate.

The term “Hazardous Materials” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.

The term “Environmental Law” means any present and future Federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Materials, relating to liability for or costs of remediation or prevention of releases of Hazardous Materials or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; the River and Harbors Appropriation Act; and the Massachusetts Hazardous Waste Management Act, M.G.L. Chapter 21C, and the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. Chapter 21E.

3.20 ERISA. Borrower does not have a Plan (as hereinafter defined) under ERISA (as hereinafter defined), the unfunded liabilities of which could be held to be a liability of Borrower by the Pension Benefit Guaranty Corporation (as hereinafter defined).

3.21 Solvency. Borrower is solvent and able to pay its debts as they become due.

4. AFFIRMATIVE COVENANTS

4.1 Payments and Performance. Borrower will duly and punctually pay all Obligations becoming due to the Bank and each Bank Affiliate and will duly and punctually perform all Obligations on its part to be done or performed under each of the Loan Documents.

4.2 Books and Records; Inspection. Borrower will at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles, consistently applied and which are, in the opinion of a Certified Public Accountant acceptable to Bank, adequate to determine fairly the financial condition and the results of operations of Borrower. Borrower will at all reasonable times make its books and records available in its offices for inspection, examination and duplication by the Bank and the Bank’s representatives and will permit inspection of the Collateral and all of its properties by the Bank and the Bank’s representatives. Borrower will from time to time furnish the Bank with such information and statements as the Bank may request in its sole discretion with respect to the Obligations or the Bank’s security interest in the Collateral. Borrower shall, during the term of this Agreement, keep the Bank currently and accurately informed in writing of each location where Borrower’s records relating to its accounts and contract rights are kept, and shall not remove such records to another location without giving the Bank at least thirty (30) days prior written notice thereof.

4.3 Financial Statements. Borrower will furnish to Bank:

(a)	as soon as available to Borrower, but in any event within one hundred twenty (120) days after the close of each fiscal year of Borrower, a full and complete signed copy of financial statements, prepared by certified public accountants acceptable to Bank, which shall include a balance sheet of the Borrower, as at the end of such fiscal year, statement of cash flows and statement of profit and loss of the Borrower reflecting the results of its operations during such fiscal year, bearing the unqualified opinion of such certified public accountants and prepared in accordance with GAAP, consistently applied together with any so-called management letter, and a covenant compliance certificate in a form acceptable to the Bank in all respects in its sole and exclusive discretion;

(b)	as soon as available to Borrower, but in any event within sixty (60) days after the close of each fiscal year, management prepared projections of Borrower’s operations for the next fiscal year;

(c)	as soon as available to Borrower, but in any event within forty-five (45) days after the close of each fiscal quarter of Borrower, a full and complete signed copy of financial statements, prepared by Borrower’s management, which shall include a balance sheet of the Borrower, as at the end of such fiscal quarter, statement of cash flows and statement of profit and loss of the Borrower reflecting the results of its operations during such fiscal quarter, and a covenant compliance certificate in a form acceptable to the Bank in all respects in its sole and exclusive discretion;

(d)	from time to time within thirty (30) days after receipt Bank’s written request, such financial data and information about Borrower as Bank may reasonably request; and

(e)	from time to time within thirty (30) days after receipt Bank’s written request, any financial data and information about any guarantors of the Obligations as Bank may reasonably request.

All financial statements delivered to Bank shall be (if applicable) consolidated

4.4 Conduct of Business. The Borrower will maintain its existence in good standing and comply with all laws and regulations of the United States and of each applicable state thereof and of each applicable political subdivision thereof, and of any governmental authority which may be applicable to it or to its business; provided that this covenant shall not apply to any tax, assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained.

4.5 Notice to Account Debtors. The Borrower agrees, promptly upon the request of the Bank, to notify all or any of the Debtors in writing of the Bank’s security interest in the Collateral in whatever manner the Bank requests and, hereby authorizes the Bank, at the Borrower’s expense, to notify all or any of the Debtors of the Bank’s security interest in the Borrower’s accounts and the other Collateral and, without limiting any other right or remedy the Bank may have at any time, to direct all or any Debtors to make all payments with respect to the accounts and the other Collateral directly to the Bank following the occurrence of an Event of Default or the respective maturity dates of the Notes.

4.6 Contact with Accountant. The Borrower hereby authorizes the Bank to directly contact and communicate with any accountant employed by Borrower in connection with the review and/or maintenance of Borrower’s books and records or preparation of any financial reports delivered by or at the request of Borrower to Bank.

4.7 Depository and Cash Management Relationships. On or before September 30, 2012, the Borrower shall provide the Bank with evidence satisfactory to the Bank in its sole and exclusive discretion that all of the Borrower’s depository and cash management relationships are maintained with the Bank and that all of the Borrower’s depository and cash management relationships with financial institutions other than the Lender have been terminated. Thereafter, the Borrower shall not maintain depository or cash management relationships at any single other institution at any time this Agreement is in effect. At the option of the Bank, all loan payments and fees will automatically be debited from the Borrower’s primary operating account and all advances will automatically be credited to the Borrower’s primary operating account.

4.8 Taxes. Borrower will promptly pay all real and personal property taxes, assessments and charges and all franchise, income, unemployment, retirement benefits, withholding, sales and other taxes assessed against it or payable by it before delinquent; provided that this covenant shall not apply to any tax assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained. The Bank may, at its option, from time to time, discharge any taxes, liens or encumbrances of any of the Collateral, and the Borrower will pay to the Bank on demand or the Bank in its sole discretion may charge to the Borrower all amounts so paid or incurred by it, together with interest thereon until paid at the respective rates set forth in the Notes that applies during the continuance of an Event of Default.

4.9 Maintenance. Borrower will keep and maintain the Collateral in good repair, working order and condition. Borrower will immediately notify the Bank of any loss or damage to or any occurrence which would adversely affect the value of any Collateral. The Bank may, at its option, from time to time, take any other action that the Bank may deem proper to repair, maintain or preserve any of the Collateral, and the Borrower will pay to the Bank on demand or the Bank in its sole discretion may charge to the Borrower all amounts so paid or incurred by it, together with interest thereon until paid at the respective rates set forth in the Notes that applies during the continuance of an Event of Default.

4.10 Insurance. Borrower will maintain in force property and casualty insurance on all Collateral against risks customarily insured against by companies engaged in businesses similar to that of the Borrower containing such terms and written by such companies as may be satisfactory to the Bank, such insurance to be payable to the Bank as its interest may appear in the event of loss and to name the Bank as insured pursuant to a standard loss payee clause; no loss shall be adjusted thereunder without the Bank’s approval; and all such policies shall provide that they may not be canceled without first giving at least ten (10) days written notice of cancellation to the Bank. On or before the closing date hereof, the Borrower shall provide to the Bank (upon request) a Loss Payment Endorsement in the form of Exhibit 4.10 attached hereto and made a part hereof. In the event that the Borrower fails to provide evidence of such insurance, the Bank may, at its option, secure such insurance and charge the cost thereof to the Borrower. At the option of the Bank, all insurance proceeds received from any loss or damage to any of the Collateral shall be applied either to the replacement or repair thereof or as a payment on account of the Obligations. From and after the occurrence of an Event of Default, the Bank is authorized to cancel any insurance maintained hereunder and apply any returned or unearned premiums, all of which are hereby assigned to the Bank, as a payment on account of the Obligations.

4.11 Notification of Default. Immediately upon becoming aware of the existence of any condition or event which constitutes an Event of Default, or any condition or event which would upon notice or lapse of time, or both, constitute an Event of Default, Borrower shall give Bank written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto.

4.12 Notification of Material Litigation. Borrower will immediately notify the Bank in writing of any litigation or of any investigative proceedings of a governmental agency or authority commenced or threatened against it which would or might be materially adverse to the financial condition of Borrower, any guarantor of the Obligations or any material part of the Collateral.

4.13 Pension Plans. With respect to any pension or benefit plan maintained by Borrower, or to which Borrower contributes (“Plan”), the benefits under which are guarantied, in whole or in part, by the Pension Benefit Guaranty Corporation created by the Employee Retirement Income Security Act of 1974, P.L. 93-406, as amended (“ERISA”) or any governmental authority succeeding to any or all of the functions of the Pension Benefit Guaranty Corporation (“Pension Benefit Guaranty Corporation”), Borrower will (a) fund each Plan as required by the provisions of Section 412 of the Internal Revenue Code of 1986, as amended; (b) cause each Plan to pay all benefits when due; (c) furnish Bank (i) promptly with a copy of any notice of each Plan’s termination sent to the Pension Benefit Guaranty Corporation (ii) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Internal Revenue Code of 1986, as amended and (iii) notice of any Reportable Event as such term is defined in ERISA; and (d) subscribe to any contingent liability insurance provided by the Pension Benefit Guaranty Corporation to protect against employer liability upon termination of a guarantied pension plan, if available to Borrower.

5. NEGATIVE COVENANTS

5.1 Financial Covenants. The Borrower will not at any time or during any fiscal period (as applicable) fail to be in compliance with any of the financial covenants in this Section.

(a)	Definitions. The following definitions shall apply to this Section:

(i) “Capital Assets” means assets that in accordance with GAAP are required or permitted to be depreciated on a balance sheet.

(ii) “Capital Expenditures” (“CAPEX”) shall mean for any period, all acquisitions of machinery, equipment, land, leaseholds, buildings, improvements and all other expenditures considered to be for fixed assets under GAAP, consistently applied. Where an asset is acquired under a Capital Lease, the amount required to be capitalized shall be considered a capital expenditure during the first year of the Capital Lease.

(iii) “Capital Leases” means capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of Capital Assets.

(iv) “Current Maturity of Long-Term Debt” (“CMLTD”) shall mean, for any period, the current scheduled principal or Capital Lease payments required to be paid during the applicable period.

(v) “Debt Service Coverage Ratio” means, during the applicable period, that quotient equal to (A) the aggregate of (i) EBITDA, minus (ii) Distributions, minus (iii) Unfinanced CAPEX; divided by (B) the sum of (i) Interest Expense and (ii) CMLTD and (iii) Taxes paid in cash; that is,

EBITDA - Distributions - Unfinanced CAPEX

Interest Expense + CMLTD + Taxes paid in cash

(vi) “Distributions” shall mean all cash dividends to shareholders, and all cash distributions to shareholders of Subchapter S corporations, to partners of partnerships, to members of limited liability companies or to beneficiaries of trusts, and includes any purchase, redemption or other retirement of any shares or other ownership interest directly or indirectly through a subsidiary or otherwise and includes return of capital to shareholders, partners, members, or beneficiaries.

(vii) “EBITDA” means, for any period, earnings from continuing operations,

plus (a) the following to the extent deducted in calculating such earnings:

(i) consolidated Interest Expense for such period,

(ii) the provision for federal, state, provincial, local and foreign income taxes payable by the Borrower and its subsidiaries for such period,

(iii) the amount of depreciation and amortization expense deducted in determining such earnings,

(iv) non-cash charges for stock based compensation,

(v) non-cash extraordinary and unusual or non-recurring writedowns or writeoffs, and

(vi) extraordinary and unusual or non-recurring cash losses, but only at the sole discretion of the Bank minus (b) any extraordinary, unusual, non-recurring or non-operating gains,

all calculated for the Borrower and its subsidiaries in accordance with GAAP on a consolidated basis.

(viii) “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

(ix) “Indebtedness” shall mean (x) all indebtedness for borrowed money or for the deferred purchase price of property or services, and all obligations under leases which are or should be, under GAAP, recorded as Capital Leases, in respect of which a person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a person otherwise assures a creditor against loss, (y) all obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property (including without limitation accounts receivable and contract rights) owned by a person, whether or not such person has assumed or become liable for the payment thereof, and (z) all other liabilities and obligations which would be classified in accordance with GAAP as liabilities on a balance sheet or to which reference should be made in footnotes thereto.

(x) “Interest Expense” shall mean, for any period, ordinary, regular, recurring and continuing expenditures for interest on all borrowed money.

(xi) “Intangible Assets” shall mean, as of the date of determination thereof, assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights.

(xii) “Total Funded Debt” shall mean the aggregate of all amounts outstanding under any Capital Leases, the Loans, and any other bank debt.

(xiii) “Total Funded Debt to EBITDA Ratio” means, during the applicable period, that quotient equal to (A) Total Funded Debt divided by (B) EBITDA.

(xiv) “Unfinanced CAPEX” shall mean, for any period, Capital Expenditures less new long-term Indebtedness issued during such period to fund the Capital Expenditures.

(b)	Debt Service Coverage Ratio. The Borrower shall not permit its Debt Service Coverage Ratio to be less than the ratio of 1.35 to 1.00, such Debt Service Coverage Ratio being measured quarterly, on a trailing twelve (12) month basis, as of the final day of each fiscal quarter of the Borrower.

(c)	Maximum Annual CAPEX. The Borrower shall not permit, directly or indirectly, its or its subsidiaries’ annual CAPEX in any given fiscal year to exceed $5,000,000.00 in the aggregate without the prior written consent of the Bank.

(d)	Total Funded Debt to EBITDA Ratio. The Borrower shall not permit its Total Funded Debt to EBITDA Ratio to be greater than 3.75 to 1.00, subject to reduction in the Bank’s discretion based upon the projections to be delivered by the Borrower to the Bank pursuant to Section 4.3(b), such ratio being measured quarterly, on a trailing twelve (12) month basis, as of the final day of each fiscal quarter of the Borrower.

5.2 Encumbrances and Agreements Not to Pledge. Borrower shall not:

(a)	Incur or permit to exist any lien, mortgage, security interest, pledge, charge or other encumbrance against any collateral granted to the Bank to secure the Obligations, whether granted hereunder or otherwise, and whether now owned or hereafter acquired, except: (i) pledges or deposits in connection with or to secure workers’ compensation and unemployment insurance; (ii) tax liens which are being contested in good faith; (iii) with respect to the real property, together with the buildings, structures and improvements thereon known and numbered as 10 Trotter Drive, Medway, Massachusetts, the taking by the Town of Medway for reconstruction of Alder Street by Order d. 2/22/99 rec. 13323/520, sh 16; and (iv) liens, mortgages, security interests, pledges, charges or other encumbrances in favor of the Bank or specifically permitted, in writing, by the Bank, including the Permitted Liens.

(b)	Enter into or permit to exist any agreement, arrangement or understanding, either oral or in writing, with any individual, partnership, corporation, limited liability company, trust, or other organization or person other than the Bank, which restricts or prohibits the Borrower from incurring or permitting to exist any lien, mortgage, security interest, pledge, charge or other encumbrance on all or any portion of any collateral granted to the Bank to secure the Obligations, whether granted hereunder or otherwise.

5.3 Limitations on Indebtedness. Borrower shall not, without the prior written consent of the Bank, create or incur any Indebtedness for borrowed money, become liable, either actually or contingently, in respect of letters of credit or banker’s acceptances or issue or sell any of its obligations, excluding, however, from the operation of this covenant: (a) the Notes and all other Indebtedness to the Bank; (b) other Indebtedness up to an aggregate maximum of $2,000,000.00; (c) Indebtedness incurred in the ordinary course of business; (d) contingent liabilities constituting Indebtedness which are permitted pursuant to Section 5.5 below; and (e) Indebtedness under the Master Lease Agreement dated June 24, 2010 with RBS Asset Finance, Inc., as amended and in effect.

5.4 Disposition of Assets. Borrower shall not sell, lease, pledge, transfer or otherwise dispose of all or any of the Collateral (other than the disposition of Inventory in the ordinary course of business as presently conducted), whether now owned or hereafter acquired, except for liens or encumbrances required or permitted hereby or by any other documents, instruments, and agreements with the Bank.

5.5 Contingent Liabilities. Borrower shall not assume, guarantee, endorse or otherwise become liable upon the obligations of any individual, partnership, corporation, limited liability company, trust, or other organization or person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, except for guaranties or other recourse provisions issued under the Borrower’s leasing or sales program or private label consumer credit program, individually in amount not greater than $2,100,000.00 each, and in the aggregate in an amount not to exceed $7,000,000.00.

5.6 Consolidation, Merger, or Conversion. Borrower shall not merge, consolidate or convert with or into any other Person; and, for the purposes of this Section 5.6, the acquisition of all or substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities, of any individual, partnership, corporation, limited liability company, trust, or other organization or person shall be deemed to be a consolidation with such individual, partnership, corporation, limited liability company, trust, or other organization or person; provided, that this Section 5.6 shall not restrict the ability of Borrower to merge or consolidate with any of its subsidiaries (other than Cybex International UK Limited, a United Kingdom corporation (“Cybex UK”)), so long as the Borrower is the surviving entity. Acquisition by the Borrower of the assets or business of a third party is not permitted.

5.7 Loans, Advances, Investments. Borrower shall not purchase or otherwise acquire any shares, ownership interest or obligations of, or make loans or advances to, or investments in, any individual, partnership, corporation, limited liability company, trust, or other organization or person, except for investments in direct obligations of the United States of America or certificates of deposit (or similar investments) issued by the Bank and except for loans issued in connection with the purchase of the Borrower’s products, up to an aggregate maximum amount at any one time outstanding of $3,000,000.00.

5.8 Acquisition of Shares of Borrower. Borrower shall not purchase, acquire, redeem or retire, or make any commitment to purchase, acquire, redeem or retire any of the shares or other ownership interest of the Borrower, whether now or hereafter outstanding.

5.9 Distributions. Borrower shall not declare, pay, authorize or make any Distribution, without the prior written consent of the Bank.

5.10 Transactions with Subsidiaries and Affiliates. Borrower shall not enter into, or be a party to, any transaction with any subsidiary or affiliate (including, without limitation, transactions involving the purchase, sale or exchange of property, the rendering or services or the sale of stock) except in the ordinary course of business and upon fair and reasonable terms no less favorable than would be obtained in a comparable arm’s-length transaction with an individual, partnership, corporation, limited liability company, trust, or other organization or person other than a subsidiary or an affiliate

5.11 Change of Name or Location. Borrower shall not change its name or conduct its business under any trade name or style other than as hereinabove set forth or change its chief executive office, place of business or the present location of its assets or records relating thereto from those addresses hereinabove set forth, unless first providing not less than thirty (30) days’ prior written notice thereof to the Bank.

5.12 Subsidiaries. Borrower shall not acquire, form or dispose of any subsidiary or acquire all or substantially all or any material portion of the shares or other ownership interest or assets of other individual, partnership, corporation, limited liability company, trust, or other organization or person. Any subsidiary deemed to be material by the Bank shall, upon request of the Bank, execute and deliver a guaranty (in the form of the Guaranty) of the Borrower’s liabilities and obligations to the Bank.

5.13 Structure Tax Classification. Borrower shall not make or consent to a material change in its capital structure or convert into any other type of entity, or change an election to be taxed under Subchapter C or Subchapter S, as applicable, of the Internal Revenue Code.

5.14 Management Accounting Methods. Borrower shall not make or consent to a material change in the management of the Borrower or in the manner in which the business of the Borrower is conducted or in its method of accounting.

5.15 Use of Property. Borrower shall not allow any business or activity to be conducted on real property owned or occupied by it that uses, manufactures, treats, stores or disposes of any toxic substances or hazardous wastes which are prohibited or regulated under any public health, safety or environmental law, rule, ordinance or regulation or contrary to the provisions of any insurance policy, except in compliance with all applicable laws, ordinances and regulations with respect thereto.

5.16 Other Business. Borrower shall not engage in any business other than the business in which it is currently engaged or a business reasonably allied thereto.

6. DEFAULT

6.1 Default. “Event of Default” shall mean the occurrence of one or more of any of the following events:

(a)	(i) Failure to pay the principal of or interest on the Notes, or to pay any amounts due under any Hedging Contracts, when due, or to pay any amount when due relating to other Indebtedness owing by the Borrower to Bank, now existing or hereinafter incurred, whether direct or contingent within five (5) Business Days of when due, or (ii) any Loan Document ceases to be in full force and effect or any party to any Loan Document notifies the Bank that such party has no continuing obligation to pay or perform its obligations thereunder in accordance with the terms of the applicable Loan Document, or (iii) failure by the Borrower to observe, perform or achieve any covenant contained in Sections 4 or 5 hereof;

(b)	Failure by the Borrower to perform any other act, duty, obligation or other agreement of Borrower of a non-monetary nature contained in this Agreement, the Notes or such Loan Documents and not otherwise constituting an Event of Default hereunder and such failure continues for twenty (20) after notice thereof (unless a shorter period of time is provided in such Loan Document, in which event, such shorter time period shall apply);

(c)	Any representation or warranty made by the Borrower herein or in any Loan Document, or any statement, certificate or other data furnished by the Borrower in connection herewith or with any Loan Document, proves at any time to be incorrect in any material respect;

(d)	A judgment or judgments for the payment of money in excess of $250,000.00 shall be rendered against the Borrower or any subsidiary, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution (but, with respect to a subsidiary other than Cybex UK, only if such event would have a material adverse effect on Borrower);

(e)	Any levy, seizure, attachment, garnishment, execution or similar process shall be issued or levied on any of the Borrower’s or subsidiary’s property and is not dismissed, bonded over or otherwise addressed in a manner satisfactory to the Bank within thirty (30) days thereof (but, with respect to a subsidiary other than Cybex UK, only if such event would have a material adverse effect on Borrower);

(f)	The Borrower or any subsidiary shall (a) apply for or consent to the appointment of a receiver, conservator, trustee or liquidator or all or a substantial part of any of its assets; (b) be unable, or admit in writing its inability, to pay its debts as they mature; (c) file or permit the filing of any petition or case for arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form of arrangement for the satisfaction, settlement or delay or debt or the appointment of a receiver for all or any part or its properties; or (d) take any action for the purpose of effecting any of the foregoing (but, with respect to a subsidiary other than Cybex UK, only if such event would have a material adverse effect on Borrower);

(g)	An order, judgment or decree shall be entered, or a case shall be commenced, against the Borrower or any subsidiary, without the application, approval or consent of the Borrower or such subsidiary by or in any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Borrower or such subsidiary or appointing a receiver, trustee, conservator or liquidator of the Borrower or such subsidiary with respect to all or a substantial part of its assets and the Borrower or such subsidiary, by any act, indicates its approval thereof, consent thereto, or acquiescence therein, and such order, judgment, decree or ease shall continue unstayed and in effect for any period of sixty (60) consecutive days (but, with respect to a subsidiary other than Cybex UK, only if such event would have a material adverse effect on Borrower)

(h)	The Borrower or any subsidiary shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge, consolidate or convert, or be merged, consolidated or convened with or into any other corporation or entity (but, with respect to a subsidiary other than Cybex UK, only if such event would have a material adverse effect on Borrower);

(i)	The suspension of business for any reason other than strike, casualty or cause beyond the Borrower’s control and in the event of such suspension for cause beyond the Borrower’s control, failure to resume operations as soon as reasonably possible;

(j)	Participation in any illegal activity or in any activity, whether or not related to the business of the Borrower, that may subject the assets of the Borrower to (i) a restraining order or any form of injunction issued by any federal or state court, or (ii) seizure, forfeiture or confiscation by any federal or state governmental instrumentality; or

(k)	(i) Failure by the Borrower or any subsidiary to pay any other Indebtedness or obligation to an individual, partnership, corporation, limited liability company, trust, or other organization or person other than the Bank in excess of $500,000.00, whether contingent or otherwise, which failure continues beyond any applicable grace or cure periods, or (ii) if any such other Indebtedness or obligation shall be accelerated unless the reason for such acceleration is being contested in good faith and the Borrower has set aside funds or posted a bond to the reasonable satisfaction of the Bank sufficient to satisfy such contested amounts (but, with respect to a subsidiary other than Cybex UK, only if such event would have a material adverse effect on Borrower), or (iii) if the Borrower is in default with respect to any financial covenant contained in any agreement with any individual, partnership, corporation, limited liability company, trust, or other organization or person other than the Bank.

6.2 Acceleration. If an Event of Default shall occur, at the election of the Bank, all Obligations shall become immediately due and payable without notice or demand, except with respect to Obligations payable on DEMAND, which shall be due and payable on DEMAND, whether or not an Event of Default has occurred, provided, that upon the occurrence of any Event of Default described in Section 6.1(f) or Section 6.1(g) above, all such amounts shall become immediately due and payable.

The Bank is hereby authorized, at its election, after an Event of Default or after DEMAND, without any further demand or notice except to such extent as notice may be required by applicable law, to take possession and/or sell or otherwise dispose of all or any of the Collateral at public or private sale; and the Bank may also exercise any and all other rights and remedies of a secured party under the Code or which are otherwise accorded to it in equity or at law, all as Bank may determine, and such exercise of rights in compliance with the requirements of law will not be considered adversely to affect the commercial reasonableness of any sale or other disposition of the Collateral. If notice of a sale or other action by the Bank is required by applicable law, unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Borrower agrees that ten (10) days written notice to the Borrower, or the shortest period of written notice permitted by such law, whichever is smaller, shall be sufficient notice; and, unless prohibited by applicable law, the Bank, its officers, attorneys and agents may bid and become purchasers at any such sale, if public, and may purchase at any private sale any of the Collateral that is of a type customarily sold on a recognized market or which is the subject of widely distributed standard price quotations. Any sale (public or private) shall be without warranty and free from any right of redemption, which the Borrower hereby waives and releases effective, without any further action whatsoever, immediately upon the occurrence of an Event of Default, and may be free of any warranties as to the Collateral if Bank shall so decide. No purchaser at any sale (public or private) shall be responsible for the application of the purchase money. Any balance of the net proceeds of sale remaining after paying all Obligations shall be returned to such party as may be legally entitled thereto; and if there is a deficiency, the Borrower shall be responsible for repayment of the same to the Bank, each applicable Bank Affiliate and other party legally entitled thereto, with interest at the respective rates set forth in the Notes that applies during the continuance of an Event of Default. Upon demand by the Bank, the Borrower shall assemble the Collateral and make it available to the Bank at a place designated by the Bank which is reasonably convenient to the Bank and the Borrower. The Borrower hereby acknowledges that the Bank has extended credit and other financial accommodations to the Borrower upon reliance of the Borrower’s granting the Bank the rights and remedies contained in this Agreement and the other Loan Documents including without limitation the right to take immediate possession of the Collateral upon the occurrence of an Event of Default or after DEMAND with respect to Obligations payable on DEMAND and the Borrower hereby acknowledges that the Bank is entitled to equitable and injunctive relief to enforce any of its rights and remedies hereunder or under the Code and the Borrower hereby waives any defense to such equitable or injunctive relief based upon any allegation of the absence of irreparable harm to the Bank.

All amounts received by the Bank in respect of the Obligations, whether from Borrower, any guarantor of the Obligations, any endorser of the Notes or any other person, or from any disposition of any of the Collateral, or otherwise, shall be applied by the Bank in such order of priority as the Bank may elect, including, without limitation, if the Bank so elects, in the following order:

First, to pay all outstanding fees, expenses and costs of the Bank under the Loan Documents;

Second, to pay, pro rata, interest on the Notes and scheduled payments under all Hedging Contracts, if any;

Third, to pay, pro rata, principal outstanding on the Notes and all amounts due in accordance with the terms of the Hedging Contracts upon the termination thereof;

Fourth, to pay any other Obligations; and

Last, the balance, if any, to the Borrower or as otherwise required by law.

The Bank shall not be required to marshal any present or future security for (including but not limited to this Agreement and the Collateral subject to the security interest created hereby), or guarantees of, the Obligations or any of them, or to resort to such security or guarantees in any particular order; and all of its rights hereunder and in respect of such securities and guaranties shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may do so, the Borrower hereby agrees that it will not invoke and irrevocably waives the benefits of any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or guaranteed. Except as required by applicable law, the Bank shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof.

6.3 Power of Attorney. The Borrower hereby irrevocably constitutes and appoints the Bank as the Borrower’s true and lawful attorney, with full power of substitution, at the sole cost and expense of the Borrower but for the sole benefit of the Bank, upon the occurrence of an Event of Default or after DEMAND with respect to Obligations payable on DEMAND, to convert the Collateral into cash, including, without limitation, completing the manufacture or processing of work in process, and the sale (either public or private) of all or any portion or portions of the inventory and other Collateral; to enforce collection of the Collateral, either in its own name or in the name of the Borrower, including, without limitation, executing releases or waivers, compromising or settling with any Debtors and prosecuting, defending, compromising or releasing any action relating to the Collateral; to receive, open and dispose of all mail addressed to the Borrower and to take therefrom any remittances or proceeds of Collateral in which the Bank has a security interest; to notify Post Office authorities to change the address for delivery of mail addressed to the Borrower to such address as the Bank shall designate; to endorse the name of the Borrower in favor of the Bank upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature; to sign and endorse the name of the Borrower on and to receive as secured party any of the Collateral, any invoices, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of the same or different nature relating to the Collateral; to sign the name of the Borrower on any notice of the Debtors or on verification of the Collateral; and to sign, if necessary, and file or record on behalf of the Borrower any financing or other statement in order to perfect or protect the Bank’s security interest. The Bank shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Bank elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to the Borrower except for its own gross negligence or willful misconduct. All powers conferred upon the Bank by this Agreement, being coupled with an interest, shall be irrevocable so long as any Obligation of the Borrower or any guarantor or surety to the Bank shall remain unpaid or the Bank is obligated under this Agreement to extend any credit to the Borrower.

6.4 Nonexclusive Remedies. All of the Bank’s rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.

7. MISCELLANEOUS

7.1 Waivers. The Borrower waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof. No delay or omission on the part of the Bank or any Bank Affiliate in exercising any right under any of the Loan Documents shall operate as a waiver of such right or of any other right of the Bank, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. No course of dealing and no delay or omission of the Bank or any Bank Affiliate in exercising or enforcing any of its rights, powers, privileges, remedies, immunities or discretion under the Loan Documents or under applicable law shall constitute a waiver thereof; and no waiver by the Bank of any Event of Default or of any DEMAND shall operate as a waiver of any other Event of Default or any other DEMAND, or of the same Event of Default or DEMAND on any other occasion. No term or provision of any of the Loan Documents shall be waived, altered or modified except with the prior written consent of the Bank, which consent makes explicit reference to the term or provision in question. Except as provided in the preceding sentence, no other agreement or transaction, of whatsoever nature, entered into between the Bank or any Bank Affiliate and the Borrower at any time (whether before, during or after the effective date or term of this Agreement) shall be construed in any particular way as a waiver, modification or limitation of any of the Bank’s (or any Bank Affiliate’s) rights, powers, privileges, remedies, immunities or discretion under the Loan Documents or applicable law (nor shall anything in any Loan Document be construed as a waiver, modification or limitation of any of rights, powers, privileges, remedies, immunities or discretion of the Bank under any such other agreement or transaction) and all of the same may be exercised by the Bank (or Bank Affiliate) at such time or times and in such order of preference as the Bank in its sole discretion may determine.

7.2 Waiver of Homestead. To the maximum extent permitted under applicable law, the Borrower hereby waives and terminates any homestead rights and/or exemptions respecting any of its property under the provisions of any applicable homestead laws.

7.3 Deposit Collateral. The Borrower hereby grants to the Bank (for its own account and as agent on behalf of each Bank Affiliate to the extent an Obligation is owed to such Bank Affiliate at any time) a continuing lien and security interest in any and all deposits or other sums at any time credited by or due from the Bank or any Bank Affiliate to the Borrower and any cash, securities, instruments or other property of the Borrower in the possession of the Bank or any Bank Affiliate, whether for safekeeping or otherwise, or in transit to or from the Bank or any Bank Affiliate (regardless of the reason the Bank or Bank Affiliate had received the same or whether the Bank or Bank Affiliate has conditionally released the same) as security for the full and punctual payment and performance of all of the Obligations and such deposits and other sums may be applied or set off against the Obligations at any time, whether or not then due, whether or not demand has been made and whether or not other collateral is then available to the Bank or any Bank Affiliate.

7.4 Indemnification. The Borrower shall indemnify, defend and hold the Bank and each Bank Affiliate, as well as any assignee of the Bank as described in Section 7.9 below, and their respective directors, officers, employees, agents and attorneys (each an “Indemnitee”) harmless of and from all claims, losses, liabilities (including negligence, tort and strict liability), damages, demands, judgments, settlements, suits, and all legal proceedings and any and all costs and expenses in connection therewith (including reasonable attorneys’ fees and expenses) (to the extent applicable given the circumstances, each a “Claim”) that in any way relate to or arise out of this Agreement or any of the other Loan Documents, the Obligations, the Collateral, or the Indemnitee’s relationship with the Borrower or any guarantor or endorser of the Obligations (each of which may be defended, compromised, settled or pursued by the Indemnitee with counsel of the Bank’s election, but at the expense of the Borrower); provided, however that, notwithstanding the foregoing, the Borrower shall have no obligation hereunder to indemnify, defend or hold harmless any Indemnitee for any Claim to the extent the Claim is determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted directly and proximately from the actual, but not imputed, gross negligence or willful misconduct of the Indemnitee. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the provisions of this Section 7.4 shall survive payment of the Obligations, and/or any termination or ineffectiveness of this Agreement, or any release or discharge related to the Obligations or this Agreement executed by the Bank (or the assignee) in favor of the Borrower.

7.5 Costs and Expenses. The Borrower shall pay to the Bank on demand any and all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements, court costs, litigation and other expenses) incurred or paid by the Bank in establishing, maintaining, protecting or enforcing any of the Bank’s rights or the Obligations, including, without limitation, any and all such costs and expenses incurred or paid by the Bank in defending the Bank’s security interest in, title or right to the Collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of the Obligations, including in connection with post-judgment collection efforts, if any.

7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

7.7 Severability. If any provision of this Agreement or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

7.8 Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

7.9 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and the Bank shall be entitled to rely thereon) until released in writing by the Bank. The Bank may transfer and assign any or all of its rights and obligations under this Agreement and/or any of the other Loan Documents and deliver all of any part of the Collateral to one more assignees, who shall, respectively, thereupon have all of such transferred and assigned rights and obligations of the Bank; and the Bank shall then be relieved and discharged of any responsibility or liability with respect to the transferred and assigned obligations. The Borrower may not assign or transfer any of its rights or obligations under this Agreement. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any person, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

7.10 Further Assurances. Borrower will from time to time execute and deliver to Bank such documents, and take or cause to be taken, all such other or further action, as Bank may request in order to effect and confirm or vest more securely in Bank all rights contemplated by this Agreement and the other Loan Documents (including, without limitation, to correct clerical errors) or to vest more fully in or assure to the Bank the security interest in the Collateral granted to the Bank by this Agreement or any other Loan Document or to comply with applicable statute or law and to facilitate the collection of the Collateral (including, without limitation, the execution of stock transfer orders and stock powers, endorsement of promissory notes and instruments and notifications to obligors on the Collateral). Borrower authorizes the Bank to file financing statements, continuation statements or amendments without the signature of Borrower thereon, and any such financing statements, continuation statements or amendments may be filed at any time in any jurisdiction. Bank may at any time and from time to time file financing statements, continuation statements and amendments thereto which contain any information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower. Borrower agrees to furnish any such information to Bank promptly upon request. In addition, Borrower shall at any time and from time to time take such steps as Bank may reasonably request for Bank (i) to obtain an acknowledgment, in form and substance satisfactory to Bank, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for Bank, (ii) to obtain “control” (as defined in the Code) of any Collateral comprised of deposit accounts, electronic chattel paper, letter of credit rights or investment property, with any agreements establishing control to be in form and substance satisfactory to Bank, and (iii) otherwise to insure the continued perfection and priority of Bank’s security interest in any of the Collateral and the preservation of its rights therein. Borrower hereby constitutes Bank its attorney-in-fact to execute, if necessary, and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until this Agreement terminates in accordance with its terms, all Obligations are irrevocably paid in full and the Collateral is released.

7.11 Amendments and Waivers. This Agreement may be amended and Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Borrower shall obtain the Bank’s prior, express written consent to each such amendment, action or omission to act. No course of dealing and no delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Bank on any future occasion.

7.12 Terms of Agreement. This Agreement shall continue in full force and effect so long as any Obligations or obligation of Borrower to Bank shall be outstanding, or the Bank shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between Borrower and Bank and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between Borrower and the Bank be construed to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of Borrower hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

7.13 Notices. Any notice under or pursuant to the Loan Documents shall be a signed writing or other authenticated record (within the meaning of Article 9 of the Code). Any notices under or pursuant to the Loan Documents shall be deemed duly received and effective if delivered in hand to any officer or agent of the Borrower or Bank, or three (3) Business Days (meaning any day that is neither a Saturday,

Sunday nor legal holiday on which the Bank is authorized or required to be closed at the address set forth above) after mailing if mailed by registered or certified mail, return receipt requested, addressed to the Borrower or Bank at the address set forth in this Agreement or such other address as either party may from time to time designate by written notice to the other party.

7.14 Governing Law. This Agreement and, unless provided to the contrary therein, the other Loan Documents shall be governed by federal law applicable to the Bank and, to the extent not preempted by federal law, the laws of the Commonwealth of Massachusetts.

7.15 Reproductions. This Agreement and the other Loan Documents, as well as all other documents which have been or may be hereinafter furnished by Borrower to the Bank may be reproduced by the Bank by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).

7.16 Multiple Borrowers. If more than one person constitutes the Borrower, all of the Obligations shall be joint and several as among each and of such persons; provided, however, the release by the Bank of any one such person shall not release any other person obligated on account of the Obligations, or any of them. Any and all present and future debts of any one such person to any other such person constituting the Borrower are hereby subordinated to the full payment and performance of all Obligations. Each reference in the Loan Documents to the Borrower shall be deemed to refer to each such person constituting the Borrower individually and also to all such persons jointly. No person liable for any Obligation may seek contribution from any other person also liable, unless and until all Obligations to the Bank of the person from whom contribution is sought have been irrevocably and indefeasibly satisfied in full. The release or compromise by the Bank of any Collateral shall not release any person liable for any of the Obligations.

7.17 Jurisdiction and Venue. Borrower irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in the Commonwealth of Massachusetts, over any suit, action or proceeding arising out of or relating to the Obligations, the Collateral or any of the Loan Documents. Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Borrower hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by registered and certified mail, postage prepaid, return receipt requested, to the Borrower’s address shown in this Agreement or as notified to the Bank and (ii) by serving the same upon the Borrower in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service upon Borrower.

7.18 JURY WAIVER. THE BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THE LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL AND ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN, WAIVED. THE BORROWER CERTIFIES THAT NEITHER THE BANK NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

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Executed as an instrument under seal as March     , 2012.

Borrower:

CYBEX INTERNATIONAL, INC., a New York corporation

By:	/s/ Arthur W. Hicks

Name:	Arthur W. Hicks, Jr.
Title:	President

Accepted: RBS Citizens, N.A., successor by merger with Citizens Bank of Massachusetts, a national banking association

By:	/s/ Thomas Schmidt

Name:	Thomas Schmidt
Title:	Vice President

Exhibit 3.5

PERMITTED LIENS

Liens and encumbrances shown on the following documents:

Matters shown in the Uniform Commercial Code search by Corporation Service Company dated March [20], 2012.

Matters shown in the title searches issued in (i) Commitment for Title Insurance of First American Title Insurance Company under Commitment Number NCS-474966A-BOS-1 effective February 7, 2012 (as to Medway) and (ii) Commitment for Title Insurance, Reissue No. 1, of Chicago Title Insurance Company under Commitment Number 232270 effective January 29, 2012 (as to Owatonna).

Exhibit 4.10

LOSS PAYMENT ENDORSEMENT

Endorsement to be attached to and made a part of policy No.                     , dated of the                          (Insurance Company) issued to Cybex International, Inc., herein called the named insured.

Loss, if any, under this policy shall be payable to RBS Citizens, N.A., a national banking association (the “Lender”), with a principal place of business at 28 State Street, Boston, Massachusetts 02109, as lender, pledgee, mortgagee, lienor, security interest holder, entruster, owner or in any other capacity in which it holds an insurable interest, as its interest may appear. It is understood that the Lender now has or will acquire, from time to time hereafter, an insurable interest in property insured under this policy, which interest will be established by written evidence, including without limitation warehouse receipts, bills of lading, assignments, mortgages, pledges, factoring agreements, accounts receivable financing agreements, security interest agreements, factors lien agreements, other agreements or documents, financing statements, trust receipts or records maintained by the Lender.

This insurance, solely as to the interest of the Lender therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the named insured or any subsequent owner of any of the property insured under this policy, or by any change in the title of ownership of such property, or by the occupation of the premises wherein such property is located or by any breach of or failure to comply with any warranty or condition of the policy over which the Lender has no control. This policy shall not be canceled or materially changed as to the interest of the Lender, unless at least ten (10) days’ (or in case of war risk coverage, at least two days) prior written notice of such cancellation or change has been given to the Lender. The Lender shall have the right, but only if it so elects, to pay any premium which may be or become due under this policy; but shall not, in any event, have the obligation to do so or any obligation or liability therefor. All other terms and conditions of the policy to which this endorsement is attached and of which it is a part remain unchanged. This endorsement cannot be changed or terminated orally.

Date	Insurance Company